Exhibit 10.9

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is made and entered into as of the 6 day of October, 2015, by and between NOTTINGHAM HALL IC, LLC, a Georgia limited liability company (“Landlord”), and VIAMET PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated May 16, 2012, as amended by that certain Commencement Date Agreement dated October 24, 2012, and as further amended by that certain First Amendment to Lease Agreement dated April 23, 2015 (the “First Amendment”) (collectively, as so amended, the “Lease”), for certain premises in the building known as Nottingham Hall and located at 4505 Emperor Boulevard, Durham, North Carolina 27703 (the “Building”), consisting of approximately 10,297 rentable square feet of space located on the 3rd floor of the Building and known as Suite 300, which premises are more particularly described in the Lease (the “Existing Premises”);

WHEREAS, Landlord has agreed to lease additional premises to Tenant and Tenant has agreed to lease from Landlord such additional premises; and

WHEREAS, Landlord and Tenant desire to evidence such expansion of the Existing Premises and to amend certain other terms and conditions of the Lease by means of this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1. Recitals; Capitalized Terms. The recitals set forth herein above are incorporated herein as if restated in their entireties. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Extension of Lease Term. The Term is recast to be a period of sixty-three (63) months commencing on the Second Expansion Date, as hereinafter defined, and expiring on the last day of the sixty-third (63rd) full calendar month thereafter (the “Extension Term”), unless sooner terminated or extended pursuant to the terms of the Lease, as amended herein. All references in the Lease to the “Expiration Date” shall hereafter be deemed to mean the last day of the Extension Term and all references in the Lease to the “Term” shall hereafter be deemed to include the Extension Term. Tenant shall remain subject to all the terms and conditions of the Lease, as amended herein, during the Extension Term. As of the Second Expansion Date, there shall be no additional renewal or extension terms unless otherwise mutually agreed to in writing by Landlord and Tenant except as set forth in Paragraph 8 below.

3. Expansion; Grant of Expansion Space. Effective as of that date (the “Second Expansion Date”) which is the earlier of (i) the date on which the Second Expansion Space is substantially complete and ready for occupancy or (ii) March 1, 2016, Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord, for the entire Term, as may be further extended, and subject to and in accordance with the terms of the Lease, an additional 6,787 rentable square feet of space as shown on Exhibit A attached hereto and by this reference made a part hereof as the “Phase II Expansion” (the “Second Expansion Spaced”). If Landlord is delayed in delivering possession of the Second Expansion Space to Tenant for any reason for Tenant to commence construction of the Tenant Work, including, without limitation, the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord, render the Lease, as amended herein, void or voidable, or otherwise render Landlord liable for damages provided, however, if Landlord is unable to deliver the Second Expansion Space to Tenant by July 1, 2016 for reasons not caused by, or attributable to, Tenant delay or by a Force Majeure Delay (as defined in the Lease), Tenant may terminate this Amendment by giving notice to Landlord. As of the Second Expansion Date: (a) the Second Expansion Space shall be subject to all of the terms and conditions of the Lease, as amended herein, for the entire Term, as may be further extended, (b) all references in the Lease to the “Premises” shall be deemed to include the Existing Premises and the Second Expansion Space; (c) the total rentable square feet of space leased pursuant to the Lease shall be 17,084 rentable square feet on the 3rd floor of the Building; and (d) the Premises, as so expanded, shall be collectively known as Suite 300. Landlord and Tenant acknowledge and agree that, in connection with the foregoing expansion, the First Refusal Right contained in Paragraph 7 to the First Amendment is of no further force or effect and is hereby deleted from the First Amendment, except for the heading, and is replaced with the words “Intentionally Deleted”. After the occurrence of the Second Expansion Date, Tenant and Landlord shall execute a certificate in the form attached hereto as Exhibit B stipulating and agreeing to, the Second Expansion Date and the Expiration Date of the Lease.

4. Second Expansion Space Term. On the Second Expansion Date, the Second Expansion Space shall be added as part of the Premises for all purposes, except as set forth herein, including the payment of Additional Rent. The Term of the Lease with respect to the Second Expansion Space shall commence on the Second Expansion Date and shall be coterminous with the Term of the Lease for the Existing Premises and shall therefore expire at the end of the Extension Term, unless sooner terminated or extended pursuant to the terms of the Lease.

5. Base Rent. From and after the Second Expansion Date through the Extension Term, Base Rent with respect to the Premises, including the Second Expansion Space, shall be as follows:

Period	Base Rent Per Rentable Square Foot	Base Rent Annually	Base Rent Monthly

SED* -12	$23.00	$392,931.96	$32,744.33
13-24	$23.63	$403,694.88	$33,641.24
25-36	$24.28	$414,799.56	$34,566.63
37-48	$24.95	$426,245.76	$35,520.48
49-60	$25.64	$438,033.72	$36,502.81
61-63	$26.35	$112,540.86 (3 months)	$37,513.62

*	SED denotes the Second Expansion Date. If the Second Expansion Date is a day other than the first day of a month, then the initial twelve (12) months of the Extension Term will include such partial month.

Notwithstanding anything in the foregoing Base Rent schedule to the contrary, Base Rent for the Second Expansion Space only during the first three (3) months of the Extension Term in the amount of $13,008.42 per month, and for the Existing Premises only in the amount of $19,735.92 during the fourth (4th) month of the Extension Term (collectively, the “Abatement Period”), shall be abated, for a total abatement of $58,761.18 (the “Abatement”). In the event of a monetary default by Tenant under the Lease during the initial Second Expansion Term beyond any applicable notice and cure periods, such Abatement shall be amortized on a straight-line basis and any unamortized portion of the Abatement at such time shall become immediately due and payable.

6. Additional Rent/Taxes and Operating Expenses.

(a) Base Year. The Base Year with respect to the Premises, including the Second Expansion Space, shall be calendar year 2016 for purposes of the payment by Tenant of Tenant’s Pro Rata Share of increases in Operating Expenses.

(b) Tenant’s Pro Rata Share. All references in the Lease for purposes of determining Tenant’s Pro Rata Share of the Building shall include the Second Expansion Space for purposes of calculating such percentage. Including the Second Expansion Space, as of the Second Expansion Date, Tenant’s Pro Rata Share of the Building shall be 16.22%.

7. Acceptance of Premises; Allowance. Subject to the terms of Exhibit C attached hereto and by this reference incorporated herein, Tenant hereby accepts the Premises, as expanded herein, in its “AS IS,” “WHERE IS” condition, and without any representations or warranties (express or implied) whatsoever, through the Extension Term, as may be further extended, and hereby acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the Premises, as expanded herein, and Landlord shall have no obligation to provide any tenant improvement allowance, credit, set-off, or other concession to Tenant except as set forth in Exhibit C attached hereto and made a part hereof.

8. Renewal Option. Special Stipulation 2(b) of Exhibit C to the Lease regarding Tenant’s renewal election notice is hereby changed from three hundred sixty-five (365) days to nine (9) months. All other terms and conditions contained in Special Stipulation 2 shall remain in full force and effect.

9. Right of First Refusal. Special Stipulation 3(a) of Exhibit C to the Lease shall be modified to include any space that becomes available on the 3rd floor or the 4th floor of the Building in the definition of First Refusal Space. Tenant’s First Refusal Right is subject to the rights of other tenants in the Building which have been granted prior to the date of this Amendment. All other terms and conditions contained in Special Stipulation 3 of Exhibit C shall remain in full force and effect.

10. Brokers. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than CBRE, Inc., which represented Landlord, and Cassidy Turley Commercial Real Estate Services, Inc. d/b/a DTZ, which represented Tenant, in the negotiating and making of this Second Amendment, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys’ fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building, the Existing Premises or the Second Expansion Space or claiming to have caused Tenant to enter into this Second Amendment.

11. No Defaults. Landlord and Tenant each hereby agrees that, to the best of its knowledge, there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

12. Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Second Amendment.

13. Entire Agreement. This Second Amendment represents the entire agreement between the parties with respect to the subject matter hereof. Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Existing Premises, the Second Expansion Space or the Building other than the Lease and this Second Amendment. This Second Amendment supersedes all prior negotiations, agreements, letters or other statements with respect to the matters addressed herein.

14. Binding Effect. This Second Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

15. Confirmation of Lease. Except as expressly amended and modified by this Second Amendment, the Lease shall otherwise remain unmodified and in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Second Amendment, the terms of this Second Amendment shall control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned parties have duly executed this Second Amendment under seal as of the day and year first above written.

LANDLORD:

NOTTINGHAM HALL IC, LLC, a Georgia limited liability company

By:	Brookdale Six REIT, Inc., a Maryland corporation, its sole member

	By:	/s/ Fred Henritze

	Name:	Fred Henritze
	Title:	President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

TENANT:

VIAMET PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Robert J. Schotzinger

Name:	Robert J. Schotzinger
Title:	CEO

EXHIBIT A

SECOND EXPANSION SPACE

A-1

EXHIBIT B

SECOND EXPANSION SPACE AGREEMENT

This Second Expansion Space Agreement (this “Agreement”) is made and entered into this              day of             , 2015, by and between NOTTINGHAM HALL IC, LLC, a Georgia limited liability company (“Landlord”), and VIAMET PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated May 16, 2012, as amended by that certain Commencement Date Agreement dated October 24, 2012, as amended by that certain First Amendment to Lease Agreement dated April 23, 2015, as further amended by that certain Second Amendment to Lease Agreement (the “Second Amendment”) dated as of             , 2015 (collectively, as so amended, the “Lease”), with respect to certain expansion space located in “Nottingham Hall” in Durham, Durham County, North Carolina, as such demised premises are more particularly described in the First Amendment.

WHEREAS, this Agreement is executed by Landlord and Tenant to confirm the Second Expansion Date and the Expiration Date, as those terms are defined in the Second Amendment;

NOW, THEREFORE, for and in consideration of the demised premises and the mutual covenants expressed in the Lease, it is hereby agreed by Landlord and Tenant as follows:

1. The Second Expansion Date is             , 201    . The Term of the Lease will expire on             , 2021 (the “Expiration Date”).

2. Other than as provided in paragraph 1 above, this Agreement shall not be deemed or construed to alter or amend the Lease in any manner.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed as of the day and year first above written.

TENANT:

VIAMET PHARMACEUTICALS, INC., a Delaware corporation

By:	DO NOT SIGN – EXHIBIT ONLY
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

B-1

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LANDLORD:

NOTTINGHAM HALL IC, LLC, a Georgia limited liability company

By:	Brookdale Six REIT, Inc., a Maryland corporation, its sole member

	By:	DO NOT SIGN – EXHIBIT ONLY
Name:
Title:

B-2

EXHIBIT C

WORK LETTER AGREEMENT

The provisions of this Exhibit C shall apply to any and all alterations or physical additions to the Premises when such alterations or physical additions are undertaken prior to the Second Expansion Date. All alterations and physical additions to the Premises shall be done at Tenant’s sole cost and expense, except as specifically provided in Paragraph 5.2 of this Exhibit C, and are herein called the “Tenant Work”. Capitalized terms used herein that are not defined herein shall have the same meaning given to such terms in the Lease.

1. Certain Definitions.

“Existing Condition”shall mean the condition of the Premises, “as-is”, on the date hereof.

“Building Standard”shall mean the quantity and quality of materials, finishing and workmanship specified by Landlord from time to time as standard for the Building.

“Existing Improvements”shall mean all leasehold improvements existing in the Premises on the date hereof.

“Tenant’s Contractor”shall mean the person or firm selected by Tenant and approved in writing by Landlord to perform the Tenant Work in the Premises, which person or firm shall be selected from a list of at least three (3) qualified general contractors mutually agreed upon by Landlord and Tenant.

“Leasehold Improvements”shall mean the aggregate of the Existing Improvements and the Tenant Work.

“Tenant’s Architect”shall mean Little Architecture, or such other architect who has been selected by Tenant and approved by Landlord to prepare Tenant’s plans and working drawings for the Tenant Work.

2. Space Planning.

2.1. Space Plan. Tenant’s Architect will prepare a space plan for the Premises (the “Space Plan”) showing the proposed location of the Tenant Work, including partitions and doors. Landlord will cooperate with Tenant’s Architect, furnishing all relevant information and material concerning the Building and the Premises.

2.2. Landlord Review. Landlord will review the Space Plan to confirm that the Tenant Work contemplated thereby (i) conforms with, exceeds or is substantially similar to the standards of the Building, including any finish items included therein, and (ii) will not impair the structural, mechanical, electrical or plumbing integrity of the Building. Landlord shall either approve or disapprove the Space Plan within five (5) business days after the date Landlord receives the Space Plan. If Landlord does not approve the Space Plan, Landlord will inform Tenant’s Architect and Tenant in writing of its objections and Tenant will coordinate with Tenant’s Architect to revise the same and deliver a corrected version to Landlord for its approval within five (5) business days after the date Tenant receives Landlord’s disapproval notice. The approval and revision process for the revised Space Plan shall be the same as described in the previous two sentences.

2.3. Working Drawings.

Tenant’s Architect shall prepare working drawings of the Tenant Work (the “Working Drawings”). The Working Drawings shall consist of the complete sets of plans and specifications for the Tenant Work in the form of working drawings or construction drawings identifying Tenant’s interior layout of the Premises, and shall include complete sets of detailed architectural, structural, mechanical, electrical and plumbing working drawings for the Tenant Work. Landlord shall notify Tenant whether it approves the Working Drawings within ten (10) days after Tenant’s Architect submits the Working Drawings to Landlord. If Landlord disapproves of the Working Drawings, then Landlord shall at the time it notifies Tenant thereof in writing also specify in detail the reasons for such disapproval, in which case Tenant shall cause Tenant’s architect to revise the Working Drawings and deliver them to Landlord for Landlord’s approval within ten (10) business days after Tenant receives Landlord’s notice disapproving the submitted Working Drawings. Landlord shall have ten (10) days to approve or disapprove any resubmitted Working Drawings, and Tenant shall have five (5) days to revise any such resubmitted Working Drawings disapproved by Landlord. Landlord agrees that its consent to the Working Drawings shall not be unreasonably withheld, delayed or conditioned, and both Landlord and Tenant agree to use reasonable efforts to cause the final Working Drawings to be completed no later than October 31, 2015. Tenant shall provide Landlord with at least one (1) set of the final approved Working Drawings on a CAD diskette within ten (10) days after final approval by Landlord. Tenant’s Architect shall reasonably cooperate with Landlord and Tenant in making changes to the Working Drawings, subject to the provisions in Paragraphs 3.3, 3.4 and 3.5 below.

3. Construction of the Tenant Work.

3.1. General. Unless otherwise agreed to in writing by Landlord and Tenant, all work involved in completion of the Tenant Work shall be carried out by Tenant’s Contractor in accordance with the Working Drawings, which Tenant Work shall conform to any applicable regulations, laws, ordinances, codes and rules. In addition to the right to retain Tenant’s Contractor with Landlord’s prior written approval, Tenant shall also have the right to retain any additional contractor(s) or subcontractor(s) required to perform the Tenant Work and its telephone, security and cabling within the Premises, all of which contractors and subcontractors shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall be responsible for applying for and obtaining all permits required for Tenant to perform the Tenant Work or to operate within the Premises, including, without limitation, the final certificate of occupancy or its equivalent, and for obtaining the final fire inspection approval after installation of its fixtures, furniture and equipment.

3.2. Submission of Working Drawings. Within five (5) days after Landlord’s approval of the final Working Drawings and other information, Tenant will put such final Working Drawings out to bid to three (3) prospective Tenant’s Contractors. Within five (5) days after receipt of the bids, Tenant will select the Tenant’s Contractor with Landlord’s reasonable approval. Tenant agrees that it shall be responsible for any and all increases in costs of the Tenant Work resulting from governmental requirements related to the Tenant Work (as distinguished from the Existing Improvements), whether such increases occur before the bids are initially submitted to Tenant, or after such cost estimates have been approved by Tenant. Once the final Working Drawings and cost estimates have been approved, Tenant and Tenant’s Contractor shall enter into a construction agreement in form reasonably satisfactory to the parties setting forth the schedules and requirements for the Tenant Work and the obligations of the parties thereto.

3.3. Delays. Any delay in connection with the completion of the Working Drawings and the completion of the Tenant Work by Tenant’s Contractor pursuant to this Exhibit C. shall not delay the Second Expansion Date.

3.4. Change Orders. Tenant may authorize changes in the Tenant Work; provided that any changes must meet the criteria set forth in Paragraph 2 of this Exhibit C. Tenant shall be responsible for any delays and/or additional costs caused by change orders requested by Tenant.

3.5. As-Built Plans. Upon completion of the Tenant Work, Tenant shall deliver to Landlord a copy of the “as-built” or final plans and specifications for the Tenant Work within thirty (30) days of completing the same.

3.6. Insurance. Tenant shall secure, pay for, and maintain, or cause Tenant’s Contractors, its contractors and subcontractors to secure, pay for, and maintain, during the continuance of construction and fixturing work within the Premises, all of the insurance policies required in the amounts as set forth herein, together with such insurance as may from time to time be required by city, county, state or federal laws, codes, regulations or authorities. Tenant shall not commence, nor may it permit its contractors and subcontractors to commence any work, until all required insurance has been obtained, and, if Landlord requests, until Tenant’s certificates of such insurance have been delivered to Landlord. Tenant’s insurance policies shall name the Landlord and Landlord’s mortgagee(s) as additional insureds. Tenant’s certificates of insurance shall provide that no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days prior written notice to Landlord. Landlord shall have the right to require Tenant, and Tenant shall have the duty, to stop work in the Premises immediately if any of the coverage Tenant is required to carry herein lapses during the course of the work, in which event the Tenant Work may not be resumed until the required insurance is obtained and satisfactory evidence of same is provided to Landlord.

Tenant shall purchase, or cause to be purchased, General Contractor’s and Subcontractor’s Required Minimum Coverages and Limits of Liability as follows:

(i) Commercial General Liability Insurance (including Contractor’s Protective Liability) in an amount not less than $1,000,000.00 per occurrence whether involving personal injury liability (or death resulting therefrom) or property damage liability or a combination thereof (combined single limit coverage) with a minimum aggregate limit of $1,000,000.00.

(ii) Umbrella Liability Insurance in an amount not less than $5,000,000.00 per occurrence with a minimum aggregate limit of $5,000,000.00.

(iii) Automobile Liability Insurance with at least $1,000,000.00 combined single limit, including coverage on all owned, hired, and non-owned automobiles.

(iv) Worker’s Compensation, as required by state law, and Employer’s Liability Insurance with a limit of not less than $1,000,000.00 each accident for bodily injury by accident and with a limit of not less than $1,000,000.00 bodily injury by disease (or more if required by the law of the State) and any insurance required by any Employee Benefit Act or similar statute applicable where the work is to be performed, as will protect the contractor and subcontractors from any and all liability under the aforementioned act(s) or similar statute.

Such insurance must be carried with companies licensed to do business in the State of North Carolina having an A.M. Best rating in the most recent edition of Best’s Insurance Reports of at least A8. Such insurance shall insure each party’s general contractor against any and all claims for personal injury, death, and damage to the property of others arising from its operations under its contract, whether such operations are performed by such party’s contractors, subcontractors, or sub-subcontractors, or by anyone directly or indirectly employed by any of them.

4. Substantial Completion. Substantial Completion shall mean full completion, except for minor or insubstantial details of construction, decoration or installation.

5. Monetary Matters.

5.1. Costs. Except for payment of the Cash Allowance as described in Paragraphs 5.2 and 5.3 below, Tenant agrees to pay the total contract cost of all work to complete the Leasehold Improvements, and Tenant shall be responsible for all costs and expenses incurred in connection with the Tenant Work, including those costs and expenses associated with the preparation of architectural and engineering plans and the Working Drawings, all costs associated with permits, direct supervision of the Tenant Work, the Landlord Supervision Fee (as defined herein), and all other costs of construction, and all other amounts payable by Tenant pursuant to this Exhibit C. Except for the payment of the Cash Allowance as described in Paragraphs 5.2 and 5.3 below, Landlord shall not be required to advance any of its own funds to pay the cost of the Tenant Work.

5.2. Cash Allowance.

(a) Second Expansion Space Cash Allowance. Tenant shall be entitled to a cash allowance for the Second Expansion Space equal to Twenty-one and 42/100 Dollars ($21.42) per rentable square foot of the Second Expansion Space (i.e., $145,377.54) (the “Second Expansion Space Cash Allowance”), disbursed as provided in Paragraph 5.3 below, for costs associated with completion of the Tenant Work to the Second Expansion Space.

(b) Existing Premises Cash Allowance. Tenant shall be entitled to a cash allowance for the Existing Premises equal to Three and No/100 Dollars ($3.00) per rentable square foot of the Existing Premises (i.e., $30,891.00) (the “Existing Premises Cash Allowance”), disbursed as provided in Paragraph 5.3 below, for costs associated with completion of the Tenant Work to the Existing Premises.

(c) Up to $3.00 per rentable square foot of the Premises (i.e., $51,252.00) of any remaining balance of the combined Second Expansion Space Cash Allowance and Existing Premises Cash Allowance (collectively “Cash Allowance”), if any, may be used by Tenant for soft costs, furniture, fixtures and equipment, or as a rent credit.

5.3. Payment of Cash Allowance. The Cash Allowance shall be paid to Tenant by Landlord upon the last to occur of the following:

(i) Substantial Completion of the Tenant Work in the Premises;

(ii) Issuance of a certificate of occupancy for the Second Expansion Space; and

(iii) Submission of written evidence to Landlord that all of the Tenant Work in the Premises was completed free of all liens and other encumbrances.

5.4. Supervision Fee. Landlord’s construction manager shall be entitled to receive a supervisory fee (the “Supervision Fee”) of one percent (1%) of the total project costs incurred to complete the Tenant Work for supervision services provided in connection with review or approval of the Working Drawings, construction management, and other services in connection with construction of the Tenant Work, which Supervision Fee shall be paid out of the Cash Allowance or from other funds available from Tenant.

5.5. No Liability. Notwithstanding any provisions contained herein to the contrary, it is understood and agreed that Tenant shall not commence any of the Tenant Work in the Premises until Tenant and Landlord shall have approved the final Working Drawings as required by the provisions hereof. Notwithstanding the review and approval by Landlord of Tenant’s plans and specifications, Landlord shall have no responsibility or liability in regard to the safety, sufficiency, adequacy or legality thereof and Tenant shall be solely responsible for the compliance of such plans and specifications (and improvement constructed as a result thereof) with all applicable laws and regulations, the architectural completeness and sufficiency thereof and other matters relating thereto.